Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 for U.S. Gold Corporation and US Gold Holdings Corporation of our reports dated March 20, 2006, relating to the consolidated financial statements of U.S. Gold Corporation as of December 31, 2005 and for the years ended December 31, 2004 and 2005, and March 22, 2005, relating to the consolidated financial statements of U.S. Gold Corporation as of December 31, 2004 and for the years ended December 31, 2004 and 2003, and the reference to our firm as experts in the proxy statement/prospectus which is a part of the registration statement.

/s/ Stark Winter Schenkein & Co., LLP

Stark Winter Schenkein & Co., LLP
April 30, 2006
Denver, Colorado